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                                                                   EXHIBIT 10.34

                                [PVI LETTERHEAD]

February 18, 2003

Mr. Roberto Sonabend
Cofre de Perote 274
Col. Lomas de Chapultepec CP
Mexico, D.F. 11010
Mexico

Dear Mr. Sonabend:

On behalf of Princeton Video Image, Inc. (PVI), and its wholly owned subsidiary, Publicidad Virtual, S.A. de C.V. (PV), we are pleased to offer you the positions of co-Chief Executive Officer of PVI and Corporate Vice President of PV. For so long as PVI and/or PV continue to employ you, you will be employed either directly or indirectly through Consultores Asociados Dasi, S.C. ("Dasi"), or another Sociedad Civil in Mexico (an "SC"). Your duties and responsibilities shall be those customarily performed, respectively, by a CEO of a company such as PVI and by a Corporate Vice President of a company such as PV. You will also hold, in addition to the offices described above, such other senior executive offices in PVI or PV to which you may be appointed or assigned from time to time by the Board of Directors of PVI or PV, as the case may be; and you will professionally discharge such duties in connection therewith.

As consideration for your service as Corporate Vice President of PV, your rate of pay will be US$8,333.33 payable on a semi-monthly basis, which when annualized is US$200,000 (such amount, as adjusted upward from time to time, being your "Salary"). As additional consideration for such service, subject to the approval of the Board of Directors of PVI, you will receive options to purchase 275,000 shares of PVI common stock, as further described below. Such options shall be in lieu of the options contemplated under the Reorganization Agreement dated as of December 28, 2000, as amended, by and among Presencia en Medios, S.A. de C.V., Eduardo Sitt, David Sitt, Roberto Sonabend, Presence in Media LLC, Virtual Advertisement LLC, PVI LA, LLC, Princeton Video Image, Inc. and Princeton Video Image Latin America, LLC, and the exhibits attached thereto (the "Reorganization Agreement").

As consideration for your service as co-Chief Executive Officer of PVI, PVI hereby confirms that you have been granted options to purchase 180,000 shares of PVI common stock. Of these options, 151,778 are vested as of the date hereof, and the remainder of such options shall vest at the rate of 14,111 per month beginning on March 10, 2003, until all of such options are vested. You will be provided a stock option agreement for

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February 18, 2003


signature evidencing such options. Schedule 1 attached hereto sets forth the number of option shares allocable to specific exercise prices and indicates whether such options are currently vested or unvested.

As consideration for your agreement in August, September and October, 2002 to accept a salary reduction in connection with your service as co-Chief Executive Officer of PVI, PVI hereby confirms that, subject to the approval of the Board of Directors of PVI, you will be granted options to purchase 55,000 shares of PVI common stock at an exercise price of $1.00 per share and that all of these options will be vested immediately on the date of grant.

With respect to the options to purchase 275,000 shares of PVI common stock, as described above, the exercise price for such options will be the closing price for PVI common stock on the date the Board of Directors approves the option grant in accordance with the provisions of the Amended 1993 Stock Option Plan (the "Plan"); provided, however, that the exercise price shall not be less than $0.50 per share. Of these options, 75,000 will be vested immediately on the date of grant, as defined in the stock option agreement required under the Plan. The remaining 200,000 options will vest at the rate of 8,333.33 per month for the twenty-four months following the date of grant (1/24 of the total number vest per month) for so long as you remain an employee of PVI or PV. The intent of PVI is that these options shall be incentive stock options to the fullest extent allowed by applicable law and the Plan; in the event that any of the these options do not qualify as incentive stock options for any reason, such options shall be non-qualified stock options.

As of January 21, 2003, there were 18,487,802 shares of PVI common stock outstanding. Of course, the Company plans to issue additional shares to investors and others from time to time.

The stock option agreements to be executed in connection with (a) the options to purchase 180,000 shares of PVI common stock granted in connection with your service as co-CEO of PVI, which are not yet vested as of the date hereof, and
(b) the options to purchase 275,000 shares of PVI common stock granted in connection with your service as Corporate Vice President of PV will provide that the applicable number of all unvested options will vest immediately and become exercisable immediately if following the occurrence of a Change in Control of PVI, as defined below, you cease to serve in a senior executive position with or as a director of PVI, or your duties are inconsistent with those customarily performed by a company's senior executive officer or director, other than as a result of your voluntary action. A Change in Control of PVI shall be deemed to occur if (i) PVI is merged with or into or consolidated with another corporation or other entity under circumstances where the shareholders of PVI immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of PVI or the surviving or resulting corporation or other entity, as the case may be, or (ii) if PVI is liquidated or

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February 18, 2003


sells or otherwise disposes of substantially all of its assets to another corporation or entity, or (iii) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall become the beneficial owner (within the meaning of Rule 13d-3 under such Act) of forty (40%) percent or more of the Common Stock of PVI other than pursuant to a plan or arrangement entered into by such person and PVI or otherwise approved by the Board of Directors of PVI; provided however, that a Change of Control of PVI shall not include any acquisition of PVI's securities by, or a transaction with,
(A) Cablevision Systems Corporation or (B) any member of the Seller Group, as defined in the Reorganization Agreement, or (C) any of their respective affiliates.

In the event that the acceleration, as set forth in the paragraph immediately above, of any option to be granted to you pursuant to the Plan which causes the option to be exercisable immediately (the "Accelerated Options"), (i) constitutes a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this provision, would be subject to the excise tax imposed by section 4999 of the Code (the "Excise Tax"), then the amount of the Accelerated Options may be reduced to the largest amount which you, in your sole discretion, determine would result in no portion of the Accelerated Options (or only such portion thereof as is acceptable to you) being subject to the Excise Tax. The determination by you of any reduction shall be conclusive and binding upon PVI. PVI shall reduce such Accelerated Options only upon written notice by you indicating the amount of such reduction.

In the event that your employment as Corporate Vice President or a senior executive of PV is terminated other than for Cause (as defined below) or in the event you voluntarily terminate your employment with PV for Good Reason (as defined below), PV will pay to you as severance six months of your then current Salary.

"Cause" as used herein shall mean (i) conviction from which no further appeal may be taken for, or plea of nolo contendere to, a felony or a crime involving moral turpitude, (ii) commission of a breach of fiduciary duty involving personal profit in connection with your employment by PVI or PV, (iii) commission of an act which the Board of Directors of PVI or PV shall reasonably have found to have involved willful misconduct or gross negligence on your part, in the conduct of your duties, (iv) habitual absenteeism with respect to your position at PV, (v) your material breach of any material provision of the terms of your employment, as set forth herein, which breach remains uncured for a period of thirty (30) days following notice to you by PVI, or (vi) your willful and continued failure to perform substantially your duties (other than any such failure resulting from your incapacity due to physical or mental illness). With respect to the matters set forth in (iii), (iv), (v), and (vi) of the immediately preceding sentence, neither PVI nor PV may terminate your employment unless you have first been given notice of the conduct forming the cause for such termination and an opportunity to explain such conduct to either PVI or PV, as the case may be.

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"Good Reason" shall mean (i) a detrimental change in the nature or scope of your employment or duties as the Corporate Vice President or a senior executive of PV or which is otherwise inconsistent with those duties customarily performed by a company's corporate vice president or similar senior executive position; (ii) a reduction in Salary or those employee benefits consisting of an employer-provided automobile, major medical insurance, major life insurance, and a bonus of thirty (30) days extra salary per year, that are required to be provided to you under the terms of this offer letter; or (iii) the failure of PV to pay the Commission Override Fee, as defined in the Consultant Services Agreement, dated September 20, 2001, between PV and Presencia en Medios, S.A. de C.V. (the "Consultant Services Agreement"), subject (A) to any cure periods or dispute resolution procedures provided for in the Consultant Services Agreement and (B) any amendment, waiver, modification, or deferral of the obligation to pay the Commission Override Fee agreed to by Presencia en Medios, S.A. de C.V.

You agree that the services rendered by you as co-CEO of PVI and Corporate Vice President of PV are unique and irreplaceable. You further agree that during the Non-competition Term (as defined below) you shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity): (a) compete with PVI or any subsidiary of PVI in any geographical area in the United States or in those foreign countries where PVI or any subsidiary of PVI, during the period of your employment with PVI and/or PV, conducts or proposes to conduct business or initiate activities, design, manufacture, sell, market, offer to sell or supply video or television technology similar to that being developed or sold by PVI or any subsidiary of PVI on the date of the termination of your employment, for any reason, with PVI or PV, as the case may be; (b) solicit, induce, encourage or attempt to induce or encourage any employee of PVI or any subsidiary of PVI to terminate his or her employment with PVI or any subsidiary of PVI or to breach any other obligation to PVI or any subsidiary of PVI; (c) solicit, interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between PVI or any subsidiary of PVI and any customer, potential customer, or supplier of PVI or any subsidiary of PVI; or (d) engage in or participate in any business conducted under any name that shall be the same as or similar to the name of PVI or any subsidiary of PVI, or any trade name used by PVI or any subsidiary of PVI. You acknowledge that the foregoing geographic, activity and time limitations contained in this non-competition provision are reasonable and properly required for the adequate protection of PVI's business. In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court, you shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable. In the event that you are in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the pendency of such proceedings, including appeals. As used herein, "Noncompetition Term" shall mean the period beginning on the date hereof and ending on the later of (i) September 20, 2005 or (ii) one year after the termination of your employment with PVI or PV, provided that if your employment terminates after

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September 20, 2005, then the one year period described in the foregoing clause
(ii) shall not apply if following the termination of your employment you waive in writing any right or claim to receive any severance benefits.

You acknowledge that, during the period of your employment with PVI and PV, you have had or will have access to Confidential Information, as defined below, of PVI and PV. Therefore, you agree that both during and after the period of your employment with PVI or PV, as the case may be, you shall not, without the prior written approval of PVI or PV, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of PVI or PV to any person or entity, or (b) use any Confidential Information of PVI or PV for any purpose or for the benefit of any person or entity, except as may be necessary in the performance of your work for PVI or PV. You further acknowledge that, during the period of your employment with PVI and PV, you may have access to Confidential Information of third parties who have given PVI or PV the right to use such Confidential Information, subject to a non-disclosure agreement between PVI of PV and such third party. Therefore, you agree that both during and after the period of your employment with PVI or PV, you shall not, without the prior written approval of PVI or PV, as the case may be, directly or indirectly (i) reveal, report, publish, disclose or transfer any Confidential Information of such third parties to any person or entity, or (ii) use any Confidential Information of such third parties for any purpose or for the benefit of any person or entity, except as may be necessary in the performance of your work for PVI or PV. You acknowledge and agree that all Confidential Information of PVI and PV, and all reports, drawings, blueprints, data, notes, and other documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, made or compiled by you, or made available to you during the period of your employment with PVI and PV (including the period prior to the date of this letter), concerning PVI's or PV's Confidential Information are and shall remain PVI's or PV's property and shall be delivered to PVI or PV, as the case may be, on the termination of your employment or at any earlier time on request of PVI or PV. You shall not retain copies of such Confidential Information, documents and records. As used herein, "Confidential Information" means trade secrets, proprietary information, and confidential knowledge and information which includes, but is not limited to, matters of a technical nature (such as discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, diagrams, test data and know-how), and matters of a business nature (such as the identity of customers and prospective customers, suppliers, marketing techniques and materials, marketing and development plans, pricing or pricing policies, financial information, plans for further development, and any other information of a similar nature not available to the public).

You agree that you shall promptly, from time to time, fully inform and disclose to PVI or PV, as the case may be, in writing all inventions, copyrightable material, designs, improvements and discoveries of any kind which you have made, conceived or developed, or which you may later make, conceive or develop, during the period of your employment with PVI or PV, which pertain to, or relate to PVI's or PV's business or any

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February 18, 2003


of the work or businesses carried on by PVI or PV and result from any work you performs for PVI or PV("Inventions"). This covenant applies to all such Inventions, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection; and whether or not they are conceived by Employee alone or with others; and whether or not they are conceived and/or developed during regular working hours. All Inventions shall be the sole and exclusive property of PVI or PV, as the case may be, and shall be deemed part of the Confidential Information of PVI for purposes of this Agreement, whether or not fixed in a tangible medium of expression. You hereby assign all of your rights in all Inventions and in all related patents, copyrights and trademarks, trade secrets and other proprietary rights therein to PVI or PV, as the case may be. Without limiting the foregoing, you agree that any copyrightable material shall be deemed to be "works made for hire" and that PVI or PV, as the case may be, shall be deemed the author of such works under the United States Copyright Act, or any foreign counterpart, provided that in the event and to the extent such works are determined not to constitute "works made for hire", you hereby irrevocably assign and transfer to PVI or PV all your right, title and interest in such works. You agree to assist and cooperate with PVI or PV, both during and after the period of your employment, at PVI's or PV's sole expense, to obtain, maintain and enforce patent, copyright, trademark, trade secret and other legal protection for the Inventions. You agree to sign all documents, and do all things necessary, to obtain such protection and to vest PVI or PV, as the case may be, with full and exclusive title in all Inventions against infringement by others. You hereby appoint the Secretary of PVI as your attorney-in-fact to execute documents on your behalf for this purpose. You agree that you shall not be entitled to any additional compensation for any and all Inventions made during the period of Employee's employment with PVI.

For the purposes of this Agreement and solely as pertains to your eligibility and qualification to participate in benefit plans and the level of that participation, except for vesting provisions relating to stock options, you shall be given constructive credit for service to PVI and PV for such time as you previously provided management services to PV (directly or through Dasi), on a continuing basis without a break in service.

While employed by PVI or PV, you shall be entitled to vacation benefits consistent with the past practices of Dasi or PV. Such vacation may be taken by you at such times as do not unreasonably interfere with the business of PVI or PV. The accumulation of annual vacation time earned but not taken will be in accordance with the policy guidelines of PVI. Additional vacation will be earned in accordance with the policy of PVI.

You will be entitled to payment or reimbursement for all travel and other reasonable business expenses incident to the performance of your responsibilities and obligations for PV and PVI, as the case may be; any claim for reimbursement is subject to the submission of appropriate vouchers and receipts in accordance with the policies of either PVI or PV, as in effect from time to time.

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If you die during your employment with PVI or PV, as the case may be, your employment will be automatically terminated. However, PVI or PV, as the case may be, will pay three (3) months Salary at your then current rate to your estate or personal representative. This benefit will be in addition to and not in substitution for any other benefits which may be payable by either PVI or PV in respect of your death.

If you are rendered incapable by illness or any other disability from complying with the terms, conditions and provisions on your part to be kept, observed and performed for a period in excess of 180 days (whether or not consecutive) or 90 days consecutively, as the case may be, during any 12-month period during your employment ("Disability"), the Board of Directors of PVI or PV, as the case may be, may terminate your employment. If your employment is terminated by reason of Disability, you will receive notice to that effect. In addition to and not in substitution for any other benefits which may be payable to you in respect of your Disability, in the event of the termination of the your employment due to such Disability pursuant, you will be entitled to receive in twelve (12) equal semi-monthly installments, an aggregate amount equal to six (6) months' Salary at the rate in effect on the effective date of such termination; provided, however, that PVI or PV, as the case may be, shall deduct from such payments the amount of any and all disability insurance benefits paid to you during such six-month period if either PVI or PV paid for such insurance benefits.

This letter will further confirm that during your employment by PVI and PV, you shall be entitled to participate in employee benefit plans and programs of PVI, PV, Dasi or an SC that are available to other senior management personnel of such entities, subject only to the extent that your position, tenure, salary, age, health and other qualifications make you eligible to participate. In addition, you shall be entitled to receive benefits no less favorable than those you currently receive and those received by senior management personnel of such entities who perform services for PV, which benefits include, without limitation, (i) an employer-provided automobile, (ii) major medical insurance,
(iii) major life insurance, and (iv) a bonus of thirty (30) days extra salary per year, consistent with the past practices of PV or Dasi, as the case may be.

Nothing in this letter creates any obligation on the part of PVI or PV to continue to employ you in any capacity; rather you are an employee at will and your employment by PVI or PV may be terminated at any time for any reason with or without notice.

By acknowledging below, you accept and agree to the terms and conditions of employment set forth in this offer letter. You further acknowledge and agree (i) that the terms and conditions of employment set forth herein are in satisfaction and fulfillment of the terms and conditions of the Reorganization Agreement relating to your employment and (ii) that you waive any requirement thereunder to execute a specific form of employment agreement. This letter sets forth the entire agreement between the parties with respect

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to your employment arrangements, salary, options, and benefits and supersedes all prior and contemporaneous arrangements or understandings with respect thereto, including, without limitation, those contained in or contemplated by the Reorganization Agreement or any prior resolutions of the Board of Directors. The acknowledgement, agreement and waiver set forth in this paragraph shall not be construed in any manner to be an amendment, alteration or modification of the rights of Presencia en Medios, S.A. de C.V. under the Consultant Services Agreement.

Sincerely,

/s/ JAMES GREEN

James Green
President and Chief Operating Officer

Acknowledged and Agreed to on this 18 day of February 2003.


/s/ ROBERTO SONABEND
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Roberto Sonabend